Exhibit 16

November 16, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for H&E Equipment Services L.L.C. (the Company) and, under the date of February 20, 2004, we reported on the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for each of the years in the three-year period December 31, 2003.

On October 27, 2004, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 2, 2004, and we agree with such statements, except that we note that KPMG LLP’s report on the financial statements of the Company as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 contained a separate paragraph stating that the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in the year ended December 31, 2002.  Further, we are not in a position to agree or disagree with the Company’s statements that the change was recommended by the audit committee and approved by the board of directors and we are not in a position to agree or disagree with the Company’s statement that the Company appointed BDO Seidman L.L.P. to serve as the Company’s independent auditors or with the statements made in the third paragraph.

Very truly yours,

/s/ KPMG LLP
Salt Lake City, Utah